EX. 10.1

LETTER OF INTENT

March 27, 2019

From:     Magnolia Colombia Ltd. (the “Company”)

This binding letter of intent (the “Letter of Intent”) sets out the general terms and conditions of the proposed business combination between the Company and the Target (as defined below) by way of a merger or share exchange agreement or other similar form of transaction (collectively, with any related transactions, the “Transaction”) pursuant to which the Company will acquire all of the issued and outstanding common shares in the capital of the Target (the “Target Shares”). The Transaction will likely be a reverse take-over and be considered a “Qualifying Transaction” pursuant to the policies of the TSX Venture Exchange (the “TSXV”) or the Canadian Securities Exchange (“CSE”), subject to the Target confirming this structure is acceptable.

The acceptance of this Letter of Intent will be followed by the good faith negotiation of definitive documentation (the “Transaction Documents”), including a definitive merger, amalgamation, arrangement or share exchange agreement (the “Definitive Agreement”).

All dollar amounts herein refer to Canadian dollars unless otherwise noted.

1.	The principal terms of the Transaction are as follows:

TARGET:	PCT LTD. (the “Target”), a holding company located in Little River, South Carolina who, through its wholly-owned operating subsidiary Paradigm Convergence Technologies Corporation (“PCT”) is focused on the commercial launch of its patented tracking system and environmentally safe, non-toxic antimicrobial solutions.

TRANSACTION:

The Company is listed on the TSXV, and the Target will enter into the Definitive Agreement to complete the Transaction.  Upon completion of the Transaction, the combined entity (the “Resulting Issuer”) will continue to carry on the business of the Target under its name and will list on the TSXV, the CSE or other Canadian stock exchange. The domicile and operations of PCT shall remain in the United States. The Target will have, as of the date of the execution of the Definitive Agreement approximately 47,159,238 Target Shares issued and outstanding. The Target also has US$2,500,000 of debt of which the Target will use best efforts to on or before the Closing Date (as defined below), arrange to convert a minimum of US$1.4 million of the debt at a price of no less than US$0.10 per Target Shares (the “Debt Conversion”) and restructure such remaining debt to be long-term debt (the “Debt Restructuring”). It is anticipated that the 47,159,238 Target Shares plus the Target Shares issued pursuant to the Debt Conversion and all current convertible securities of the Target, will be exchanged for common shares or convertible securities of the Company at a ratio resulting in the shareholders of the Target owning 60% of the Resulting Issuer and the shareholders of the Company owning 40% of the Resulting Issuer on a pre-money on an undiluted basis (the “Exchange Ratio”).

The Transaction may proceed by way of plan of arrangement, triangular merger, share exchange or other mechanism deemed to be the most effective, as determined by mutual agreement of the parties. The Definitive Agreement will, among other things, set out in sequence the steps agreed to in this Letter of Intent with the result that, upon completion of the Transaction, all Target and Company securities will have become securities of the Resulting Issuer.

THE COMPANY:	The Company has no material liabilities, approximately $1,800,000 in cash and 57,977,098 common shares issued and outstanding along with options and warrants outstanding.

CONCURRENT FINANCING:

Prior to the completion of the Transaction, the Company and the Target will work together to complete an equity financing private placement of common shares or units with warrants of subscription receipts (the “Subscription Receipts”) directly into the Company for gross proceeds of up to C$3,000,000 (the “Private Placement”). All Subscription Receipts issued would be convertible, for no additional consideration, into securities of the Resulting Issuer on closing of the Transaction.

LOAN:	Subject to approval of the TSXV, the Company agrees to issue a secured loan of up to CAD$250,000 to the Target following the execution of this Letter of Intent, on mutually satisfactory terms to the Company and Target, which loan will convert into shares of the Resulting Issuer on closing of the Transaction. Additionally, the Company agrees to arrange to have a third party issue a secured loan to the Target of up to CAD$400,000 to pay for liabilities and ongoing working capital requirements prior to closing the Transaction, with such loan converting on the closing of the Transaction.

LOCK UP PERIOD:

The Company and Target agree that officers, directors and certain shareholders of the Resulting Issuer may be compelled by the TSXV or the CSE to sign escrow or lock-up agreements pursuant to which each of such individuals will agree not to sell, transfer, pledge, or otherwise dispose of or transfer the economic consequences of any securities of the Target held by such individuals and may also be subject to such escrow periods as may be imposed by any other applicable stock exchange in connection with the completion of the Transaction.

DEFINITIVE AGREEMENT:	In the Definitive Agreement, (i) Target shall, acting reasonably, make such representations and warranties and provide such covenants, conditions and indemnities to the Company, and (ii) the Company shall, acting reasonably, make such representations and warranties and provide such covenants, conditions and indemnities to Target and its stockholders (the “Target Stockholders”), in each case as are customary for transactions similar to the Transaction. For the avoidance of doubt, upon execution of the Definitive Agreement, the Definitive Agreement will supersede this Letter of Intent. All documentation shall be in form and content satisfactory to each of the parties and their respective counsel. The Transaction Documents shall also contain such other terms, conditions and agreements to which the parties hereto may reasonably request and agree in order to complete the transactions contemplated in this Letter of Intent.

CLOSING DATE:	The closing of the Transaction is subject to the execution of the Definitive Agreement incorporating the terms hereof on or before April 27, 2019 and the completion of all conditions thereto and closing to occur on or before July 15, 2019, or such other date as may be agreed upon by the Company and the Target (the “Closing Date”).

TIME OF ESSENCE:	Each of the Company and Target shall use commercially diligent efforts to pursue all matters necessary to complete the Transaction, including, where necessary, obtaining necessary board approvals, shareholder approvals and to solicit proxies in favor of the Transaction.

DUE DILIGENCE:

Prior to the execution and delivery by the parties hereto of the Definitive Agreement, the Company and Target shall each be permitted, through their respective representatives and advisors, to conduct customary due diligence investigations of all aspects of the business, property and affairs of the other party. Each party shall make available to the other party, in a timely manner, all of their corporate records, including minute books, share ledgers, financial statements, tax returns, material contracts and all records maintained in connection with their business. The parties agree that due diligence will begin immediately upon execution of this Letter of Intent and shall be completed by the parties prior to execution of the Definitive Agreement.

BOARD:

The board of directors of the Resulting Issuer following the Transaction, subject to compliance with corporate laws and the receipt of all necessary regulatory approvals, shall be comprised of six directors, with three directors nominated by the Company and three directors nominated by the Target, with the Chairman being nominated by the Target and having a casting vote in the event of a deadlock.

MANAGEMENT SERVICES AGREEMENT:	Upon completion of the Transaction, the Resulting Issuer shall enter into consulting agreements (collectively, the “Consulting Agreements”) with members of the Forbes & Manhattan team to provide services as the Chief Financial Officer, Corporate Secretary, Controller, Legal Clerk and Investors Relations Manager, with monthly base fees under such Consulting Agreements not to exceed C$20,000.00 per month. Draft copies of the Consulting Agreements will be provided to the Target during the Exclusivity Period (defined below). The Resulting Issuer will enter into contracts with members of the management team of the Target, including specifically the contract for Jody Read (the “Read Contract”) on terms satisfactory to the Company, acting reasonably. Draft copies of such management contracts will be provided to the Company during the Exclusivity Period (defined below). The Company will use best efforts to reduce any obligations related to change of control, severance or similar type payments.

CONDITIONS:

The closing of the Transaction is subject to the following conditions:

  The parties entering into the Definitive Agreement and receipt by each party of all required consents, approvals and other authorizations of any regulatory authorities, shareholders or third parties;

  Satisfactory due diligence review by the Company, in its sole discretion, of all of the relevant corporate documents, contracts, liabilities and material agreements relating to the Target;

  The Resulting Issuer entering into the Read Contract on terms satisfactory to the Company; and

  Completion of the Debt Conversion and Debt Restructuring on terms satisfactory to the Company.

2.	(a)	From the date hereof until the Termination Date (defined below) (the “Exclusivity Period”) the Parties hereby agrees to negotiate exclusively with a view to executing the Transaction Documents as soon as possible. Each Party agrees that, except as required by law, during the Exclusivity Period, neither it, its affiliates nor any of its representatives, officers, directors, employees, advisors or agents will, directly or indirectly, make, solicit or initiate enquiries from, or the submission of proposals or offers from, any other party or participate in any discussions or negotiations regarding, or furnish to any other party any further information with respect to any transaction involving a recapitalization, restructuring, amalgamation, arrangement, merger, consolidation, business combination or joint venture that would in any such case result in a direct or indirect disposition of the shares or assets of either Party, or a material portion thereof or any similar transaction involving the Company, the Target or their respective subsidiaries, or otherwise co-operate in any way with, or assist or participate in or facilitate, any effort or attempt by any person to do or seek to do any of the foregoing. In the event of a breach of this provision by either Party (the “Defaulting Party”), the Defaulting Party shall pay the reasonable legal, accounting and other professional fees and expenses incurred by the other Party in respect of negotiating this Letter of Intent and other Transaction Documents and in preparing for the closing of the Transaction, with fees and costs capped at $100,000.
(b)	In the event that Target or any of its stockholders obtains a bona fide offer from a third party relating to a transaction which would materially interfere with the Transaction and which Target wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal (such offer, a “Target Offer”), then Target shall provide forthwith a copy of the Target Offer to the Company (and in any event within one business day following receipt thereof).
(c)	During the Exclusivity Period, the Company and Target also agree to use commercially reasonable efforts to provide whatever information is required to complete the Transaction, including, without limitation, the approval of the TSXV and/or CSE and completion of the information circular, listing statement or any other filing requirements in connection with the Transaction, including specifically two years of audited financial statements of the Target.
3.	From the date of the acceptance of this Letter of Intent until the earlier of the Closing Date or the Termination Date, the Company and Target will operate their respective businesses in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.
4.	Each party shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Letter of Intent and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein.
5.	Each party shall permit the other party and its counsel to participate fully in the preparation of all documentation to be used in connection with the approval of the Transaction.
6.	(a)	No disclosure or announcement, public or otherwise, in respect of this Letter of Intent or the transactions contemplated herein will be made by any party without the prior approval of the other party as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSXV or US Securities Laws. The parties agree that the Company will issue a press release following the execution of this Letter of Intent, which shall be approved by the Target prior to release, acting reasonably.

	(b)	All information discovered or acquired by each of the parties hereto (the “Confidential Information”), in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party, will be kept confidential by each party hereto and not be utilized for any purpose except in connection with the Transaction, notwithstanding either the termination of this Letter of Intent or its completion, other than information that:

(i)	was generally available to the public prior to the date of this Letter of Intent or has become, other than due to the default of the other party, generally available to the public;
(ii)	was available to a party on a non-confidential basis before the date of this Letter of Intent;
(iii)	has become available to a party on a non-confidential basis from a person who is not otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party; or
(iv)	a party is legally required or compelled to disclose under applicable law or in any governmental, administrative, or judicial process.
(c)	No Confidential Information may be released to third parties other than legal counsel and other advisors to the parties without the prior consent of the provider thereof, except to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies, including the TSXV or included in public documents. Notwithstanding the generality of the foregoing, the parties hereto acknowledge and agree that the Definitive Agreement will be publicly filed by the Company under its profile on the SEDAR website at www.sedar.com and by the Target on www.sec.gov, as soon as practicable following execution.

(d)	All such Confidential Information in written form and documents will be returned to the party originally delivering them in the event that the Transaction is not consummated.

7.	Subject to written agreement to extend this Letter of Intent, this Letter of Intent shall terminate with the parties having no obligations to each other, other than in respect of the expense payment and confidentiality provisions contained in paragraphs 4 and 6, respectively, on the day (the “Termination Date”) on which the earliest of the following events occurs:
a.	written agreement of the parties to terminate this Letter of Intent;
b.	the parties not entering into the Definitive Agreement on or before April 27, 2019; and
c.	any applicable regulatory authority having notified in writing any of the parties that it will not permit the Transaction to proceed.
8.	This Letter of Intent will constitute a legally binding agreement pending negotiation of the Transaction Documents and will inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment of this Letter of Intent will be permitted without the consent of the other party.
9.	The binding obligation of this Letter of Intent, the Transaction Documents and other agreements contemplated herein and therein, if entered into, will be construed in all respects under and be subject to the laws of the Province of Ontario and the federal laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of Ontario.
10.	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, email transmission or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

in the case of notice to be given to the Company, be addressed to:

Magnolia Colombia Ltd. 65 Queen Street West, 8th Floor Toronto, Ontario M5H 2M5

Attention: Neil Said Email: nsaid@fmresources.ca

and, in the case of notice to be given to Target, be addressed to:

PCT LTD. 4235 Commerce Street Little River, SC 29566

Attention: Jody Read Email: jread@para-con.com

With a copy to: DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, Nevada 89169

Attention: Anthony N. DeMint, Esq. Email: anthony@demintlaw.com or at such other address as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received, if sent by email, on the first business day after sending or, if sent by registered mail, on the fifth business day after mailing or, if delivered, upon the date of delivery.

11.	This Letter of Intent constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
12.	Each party will, at its own cost, execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other party to give effect to this Letter of Intent and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required from time to time by all governmental authorities, the TSXV and/or CSE or as may be required from time to time under applicable securities legislation.
13.	Each party represents and warrants to the other that all negotiations relating to this Letter of Intent and the transactions contemplated by this Letter of Intent have been carried on between them directly, without the intervention of any other person on behalf of any party in such manner as to give rise to any valid claim against either of Target or the Company for a brokerage commission, finder’s fee or other similar payment.
14.	No supplement, modification, amendment, waiver, discharge or termination of this Letter of Intent is binding unless it is executed in writing by the party to be bound. No waiver of, failure to exercise or delay in exercising, any provision of this Letter of Intent constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.
15.	Each provision of this Letter of Intent is distinct and severable. If any provision of this Letter of Intent, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Letter of Intent, or the legality, validity or enforceability of that provision in any other jurisdiction.
16.	This Letter of Intent may be executed in counterpart and evidenced by a facsimile or other electronic copy thereof and all such counterpart execution or facsimile copies shall constitute one document.

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In witness whereof the Company and Target have executed this Letter of Intent effective as of the date first above written.

MAGNOLIA COLOMBIA LTD.

Per:	/s/ James S. Lanthier
Name: James S. Lanthier
Title: CEO

PCT LTD

Per:	/s/ F. Jody Read
Name: F. Jody Read
Title: CEO